Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

                                                       FOR IMMEDIATE RELEASE

                                                      July 23, 2013

Norfolk Southern reports second-quarter 2013 earnings

•         Railway operating revenues were $2.8 billion.

•         Income from railway operations was $836 million.

•         Net income was $465 million.

•         Diluted earnings per share were $1.46.

•         Railway operating ratio was 70.2 percent.

NORFOLK, VA. – For the second quarter of 2013, Norfolk Southern reported net income of $465 million, 11 percent lower than $524 million for second-quarter 2012. Diluted earnings per share were $1.46, down 9 percent compared with $1.60 per diluted share in the same period last year.

“In the second quarter, Norfolk Southern delivered solid results, supported by growth in our chemicals, intermodal, and automotive businesses, despite continuing weakness in the coal markets,” said CEO Wick Moorman. “We continue to focus on service efficiency and velocity, which is enabling us to control operating expenses and deliver superior performance to our customers.”

Railway operating revenues were $2.8 billion, 3 percent lower compared with second-quarter 2012, with shipment volumes increasing 2 percent.  Second-quarter 2013 fuel surcharge revenues were $306 million, or $59 million less than the same period last year.

General merchandise revenues were $1.6 billion, 2 percent higher compared with the second quarter of 2012, driven by increased chemical and automotive shipments.

Coal revenues were $626 million, 17 percent lower compared with the same quarter last year, due to lower average revenue per unit and a 4 percent decline in volumes, the result of a combination of reduced global demand for U.S. coal and competition from natural gas.

-- MORE –

Intermodal revenues increased 4 percent to $588 million compared with the same period of 2012. Volumes increased 5 percent due to continued domestic and international growth.

Railway operating expenses were $2.0 billion, 1 percent higher compared with second-quarter 2012.

Income from railway operations for the second quarter was $836 million,
10 percent lower compared with the same period last year.

The second-quarter railway operating ratio was 70.2 percent, 4 percent higher compared with 2012.

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

###

Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)